Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(480) 949-9700 x. 115
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Posts Record
Annual Revenues and Earnings
Smith & Wesson Holding Corporation Reports
Fourth Quarter and Full Fiscal 2007 Financial Results;
Record Annual Revenue of $234.8 Million vs. $157.9 Million in Prior Year (+49%)
Record Quarterly Revenue of $82.6 Million vs. $51.9 Million in Prior Year (+59%)
Record Annual Diluted Earnings Per Share of $0.31 vs. $0.22 in Prior Year (+41%)
Company Increasing Fiscal 2008 Sales and Earnings Guidance
SPRINGFIELD, Mass., June 14, 2007 — Smith & Wesson Holding Corporation (NASDAQ: SWHC), parent company of Smith & Wesson Corp., the legendary 155-year old company in the global business of safety, security, protection and sport, today announced financial results for the fiscal year and the fourth fiscal quarter ended April 30, 2007.
Net product sales for fiscal 2007 increased 48.8% over the previous fiscal year. Firearms sales for the fiscal year grew 50.1% over the previous fiscal year, reflecting a 59.7% increase in pistol sales, the full year financial impact of tactical rifle sales, and four months of revenue from Thompson/Center Arms (“Thompson/Center”), which accounted for $22.5 million of revenue for fiscal 2007. Sales excluding the Thompson/Center acquisition grew at a rate of 34.5% for fiscal 2007.
Net income for fiscal 2007 of $13.0 million, or $.31 per diluted share, was $4.3 million, or $.09 per diluted share, higher than for the previous fiscal year.
Smith & Wesson Chairman of the Board, Barry M. Monheit, said, “Our results for fiscal 2007 reflect the tremendous execution of our business strategy by Mike Golden and his team. They have now delivered ten consecutive quarters of year-over-year, double digit sales growth in our core handgun business, and the recent acquisition of Thompson/Center, combined with the introduction of our new Smith & Wesson shotguns and bolt-action rifles, demonstrates that our diversification is successfully underway. The board of directors is excited with the progress this team has made, and we look forward to opportunities to build upon these successes in fiscal 2008.”
Net product sales for the fourth fiscal quarter ended April 30, 2007 were a record $82.6 million, a 59.3% increase over fourth quarter fiscal 2006 net product sales of $51.9 million. Excluding Thompson/Center, sales grew at a rate of 22.3% for the fourth quarter. It should be noted that record sales for the fourth quarter of fiscal 2007 were achieved without the benefit of any revenue from federal government orders. Federal government orders for the fourth quarter of fiscal 2006 totaled $5.0 million. Thompson/Center generated approximately $19.2 million of net sales for the fourth quarter of fiscal 2007. Since the acquisition by Smith & Wesson on January 3, 2007, Thompson/Center has generated $22.5 million in net sales, representing a 21% increase over net sales for the same period one year ago.
Net income for the quarter was $5.2 million, or $0.12 per diluted share, compared with $4.2 million or $0.11 per diluted share, for the fourth quarter of fiscal 2006. The fourth quarter of fiscal 2007 included $1.5 million in cost of sales resulting from the write up to fair market value of the Thompson/Center inventory.
Gross margin of 32.3% for fiscal 2007 was higher than gross margin of 31.0% for fiscal 2006. Gross margin for fiscal 2007 included $2.7 million in cost of sales resulting from the write-up to fair market value of the Thompson/Center inventory. Without the impact of this one-time, acquisition-related event, gross margin for fiscal 2007 would have been 33.4%. The improvement in gross margin was attributable to improved labor efficiency and continued leveraging of fixed costs as a result of increased production.
Operating expenses for fiscal 2007 were $51.9 million compared with $35.1 million for fiscal 2006. Thompson/Center accounted for $7.6 million of the increase in operating expenses for fiscal 2007, and it should be noted that operating expenses for fiscal 2006 were net of a $3.1 million reduction in accruals for estimated environmental remediation costs. Operating expenses as a percentage of sales and licensing were 21.9% for fiscal 2007 compared with 23.8% for fiscal 2006, excluding the environmental adjustment. Stock-based compensation expense was $2.6 million for fiscal 2007 compared with $2.1 million, in fiscal 2006.
Positive net cash flow for fiscal 2007 was $3.3 million compared with a cash outflow of $3.4 million for fiscal 2006. Capital expenditures for fiscal 2007 were $14.6 million.
In May 2006, we issued restricted stock units (“RSU”s) to our officers. These RSU’s vest over a three-year period and are taxable to the recipient upon delivery of the shares. One-third of the shares will vest on June 25, 2007. A number of our officers have filed 10b5-1 sales plans for a portion of the shares that will be delivered to them on June 25, 2007 in order to offset income and payroll taxes that will be due upon delivery. In aggregate, the number of shares covered by these 10b5-1 plans is less than 30,000 shares. When these shares are sold, the appropriate Form 4’s will be filed with the Securities and Exchange Commission.
Michael F. Golden, Smith & Wesson President and CEO, said, “Fiscal 2007 was a year of exceptional progress toward establishing Smith & Wesson as a global supplier in the business of safety, security, protection and sport. Tremendous growth in our core handgun business was driven by a number of new products and our continuing penetration of existing and new markets, while our launch of new shotgun and rifle products reflected our ability to diversify both organically and through successful acquisitions.”
Core Firearms Growth
Golden continued, “Our 48.8% increase in net product sales was driven by a number of initiatives. It has now been a full year since the implementation of our sporting goods sales force comprised entirely of employees, rather than independent manufacturers’ representatives. It has also been a full year of equipping our sporting goods sales force, as well as our law enforcement sales force, with the specially designed, M&P line of polymer pistols. The results have been impressive.
Net product sales in the sporting goods channel grew 35.2% for fiscal 2007, apart from the Thompson/Center acquisition. Equally important, we continued to deliver growth each quarter beyond the anniversary date of the implementation of this sales force. Sporting goods sales increased 30% for the second half of fiscal 2007 compared with the comparable period of fiscal 2006 even though the all-employee sales force was in place during both periods.”
“Our law enforcement sales force received commitments from 216 law enforcement agencies for the M&P pistol. Since its introduction just over one year ago, the M&P pistol has won over 80% of all law enforcement test and evaluations in which it has participated. Also impressive is the performance of our M&P15 tactical rifle, which has won over 96% of all law enforcement test and evaluation processes in which it has participated, and which has been selected or approved by 82 law enforcement agencies as a duty weapon. These results represent just a small fraction of the opportunities that exist in the law enforcement channel. That channel consists of over 17,000 U.S. law enforcement agencies, which collectively employ more than 800,000 officers.”
Diversification and The Brand
Golden continued, “Our strategy calls for diversification into new markets with new products. Market research indicated that our strong Smith & Wesson brand could be successfully transferred into the long gun market for tactical rifles, hunting rifles and shotguns, a $1.1 billion market that is 80% larger than our traditional handgun market. In response, we entered the tactical rifle market with the introduction of the M&P15 tactical rifle in January 2006. Fiscal 2007 represents our first full year selling this product, and I am proud to say that sales and open orders for the M&P15 exceeded 10% of the total tactical rifle market. To address this strong demand, we began to supplement external production with in-house manufacturing in early calendar 2007.”
“We entered into the hunting rifle market in January 2007 with our acquisition of Thompson/Center, a New Hampshire-based manufacturer of high-quality long guns. Also in January 2007, we introduced a line of Smith & Wesson shotguns at the SHOT Show in Orlando, Florida. Our most recent entry into the market occurred at this year’s NRA Show in April 2007 when we introduced a Smith & Wesson designed and built bolt-action rifle. In just under 18 months, we have efficiently laid the groundwork that should allow Smith & Wesson to become a significant player in the $1.1 billion long gun market.”
Operational Improvements
Golden added, “We continued to make significant operating improvements throughout fiscal 2007. Our Springfield factory delivered enhancements to manufacturing processes, supply chain management, and lean manufacturing practices. We began implementing the Smith & Wesson Operating System at our Thompson/Center facility shortly after the acquisition in January 2007 and have increased long gun barrel production by 26%. We continue to explore various operating synergies between the Smith & Wesson and Thompson/Center operating facilities. We invested $14.6 million in fiscal 2007 throughout our factories to upgrade and purchase manufacturing equipment, geared primarily toward increasing capacity and improving manufacturing processes.”
Outlook for Fiscal 2008
We are raising our sales expectations for fiscal 2008 from $320 million to $330 million, which would represent a 40.5% increase over fiscal 2007 sales. This increased sales expectation includes growth in our existing sporting goods channel and our continued penetration of the law enforcement and international markets. It also reflects a full fiscal year of impact from our Thompson/Center acquisition. The increased sales expectation does not include any significant revenue from federal government orders, nor does it include the results of any potential future diversification initiatives. The M&P pistol and tactical rifle series, along with our new shotgun and bolt-action rifle lines, are expected to be drivers in the sales increase for fiscal 2008.
Net income for fiscal 2008 is anticipated to be $28.0 million, or $0.62 per diluted share, double the earnings per diluted share for fiscal 2007. Our increased expectation of $0.62 per diluted share in net income reflects an increase over our previously announced guidance of $0.60. This increase is expected to result from higher expected sales volume, improvement in gross margin percentage to between 35% and 36%, a decline in operating expenses as a percentage of sales and licensing, and a full fiscal year of impact from our Thompson/Center acquisition. Because of the acquisition, the seasonality of the hunting segment will now be reflected in our quarterly results. Therefore, our first quarter (May through July) of fiscal 2008 will be our weakest quarter, while results in our second quarter (August through October), traditionally a strong quarter for hunting sales, will improve substantially over results for the second quarter of fiscal 2006. We began the year with a strong order backlog and as a result, we expect earnings for the first quarter of fiscal 2008 to now be $.09 per diluted share compared with $.08 per diluted share for the first quarter of fiscal 2007 and expect that the subsequent quarters through fiscal 2008 will increase more significantly on a year-over-year basis.
We expect positive cash flow in fiscal 2008 of approximately $41 million, with net cash flow of approximately $23.0 million after capital expenditures of $17.7 million. We now participate in the hunting segment of the firearms industry, which traditionally offers its authorized dealers extended payment terms that do not come due until after the fall hunting season. These extended terms will significantly impact first half cash flow. In addition, a significant portion of our capital expenditures are expected to occur in the first half of fiscal 2008. These factors combined with our traditional first quarter expenditures for profit sharing, bonuses and insurance premiums, will result in a negative cash flow for the first half, positive cash flow in the third quarter, and a strengthening of positive cash flow in the fourth quarter.
We expect capital expenditures in fiscal 2008 of $17.7 million, funded entirely by cash flow from operations. Planned capital expenditures in fiscal 2008 are based upon growth in the firearms business and exclude any new business opportunities we may pursue.
Conference Call
The Company will host a conference call today, June 14, 2007, to discuss its fiscal 2007 results and its outlook for fiscal 2008. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00 pm Eastern Time (2:00 pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smith-wesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
About Smith & Wesson
Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport, is parent company to Smith & Wesson Corp., one of the world’s largest manufacturers of quality firearms and firearm safety/security products and parent company to Thompson/Center Arms, Inc., a premier designer and manufacturer of premium hunting rifles, black powder rifles, interchangeable firearms systems and accessories under the Thompson/Center brand. Smith & Wesson licenses shooter eye and ear protection, knives, apparel, and other accessory lines. Smith & Wesson is based in Springfield, Massachusetts with manufacturing facilities in Springfield, Houlton, Maine, and Rochester, New Hampshire. The Smith & Wesson Academy is America’s longest running firearms training facility for law enforcement, military and security professionals. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com. For more information on Thompson/Center Arms, log on to www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales, income, income per share, cash flows, sales margins, gross margins, expenses, including anticipated energy costs, earnings, capital expenditures, penetration rates for new and existing markets and new product shipments, for the fiscal year ending April 30, 2008; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products; the success of any new products, including the Military and Police pistol series and long guns(rifles and shotguns); the anticipated benefits of the acquisition of Thompson/Center Arms; the expected financial effect of the acquisition of Thompson/Center Arms; and the effect of the Thompson/Center Arms acquisition on the Company’s growth strategy. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, the ability of the Company’s management to integrate Thompson/Center Arms in a successful manner, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2006.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Year Ended April 30,
	2007	2006	2005
Net product and services sales	$234,837,707	$157,874,717	$123,963,973
License revenue	1,714,325	2,173,907	1,824,077
Cost of products and services sold	160,198,705	110,354,558	84,861,811
Cost of license revenue	15,492	87,067	38,221

Gross profit	76,337,835	49,606,999	40,888,018

Operating expenses:
Research and development, net	1,247,788	348,788	199,042
Selling and marketing	22,361,622	16,546,671	13,581,939
General and administrative	28,299,763	21,255,031	15,881,546
Environmental expense (credit)	—	(3,087,810)	44,500

Total operating expenses	51,909,173	35,062,680	29,707,027

Income from operations	24,428,662	14,544,319	11,180,991

Other income/(expense):
Other income/(expense)	(497,060)	745,577	(120,373)
Interest income	216,953	112,322	290,201
Interest expense	(3,568,791)	(1,638,022)	(2,675,373)

Total other expense	(3,848,898)	(780,123)	(2,505,545)

Income before income taxes	20,579,764	13,764,196	8,675,446
Income tax expense (benefit)	7,617,830	5,062,617	3,426,490

Net income	$12,961,934	$8,701,579	$5,248,956
Other comprehensive income:
Reclassification of realized gain to net income	—	—	(20,245)

Comprehensive income	$12,961,934	$8,701,579	$5,228,711

Weighted average number of common and common equivalent shares outstanding, basic	39,655,459	36,586,794	31,361,009

Net income per share, basic	$0.33	$0.24	$0.17

Weighted average number of common and common equivalent shares outstanding, diluted	41,401,106	39,787,045	36,636,170

Net income per share, diluted	$0.31	$0.22	$0.14